EXHIBIT 99.1

     FOR IMMEDIATE RELEASE

Lam Research Corporation Contact:
Shawn Lynch, Corporate Communications, phone: 510/572-1726, e-mail: shawn.lynch@lamrc.com

Lam Research Corporation Appoints Dr. Seiichi Watanabe to Board of Directors

A semiconductor industry veteran, Dr. Watanabe brings wealth of technical and business expertise.

FREMONT, Calif., February 18, 2005—Lam Research Corporation (Nasdaq: LRCX) today announced appointment of Dr. Seiichi Watanabe to the Company’s board of directors.

“Dr. Watanabe is both a gifted technologist and visionary business leader, known for his relentless pursuit of technology innovation and business excellence during his tenure at Sony Corporation. He will be an excellent complement to the current depth of experience represented by the Company’s directors, and we look forward to the perspective he will contribute,” stated James W. Bagley, Lam’s chairman and chief executive officer.

Dr. Watanabe currently serves as an Advisor for Sony Corporation following his retirement from the Company in June 2004, where he was executive vice president, Environmental Affairs. Career highlights include directing the Research Center at Sony and serving as president of Frontier Science Laboratories from 1989 to 1993 and from 1998 to 2001 as well as serving as president of the Semiconductor Company at Sony from 1994 to 1998.

Lam Research Corporation is a major supplier of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on the Nasdaq National Market under the symbol LRCX. The Company’s World Wide Web address is http://www.lamrc.com.